EXHIBIT 7.2 UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS OF DIGITAL GENERATION SYSTEMS, INC. AND PDR PRODUCTIONS, INC.

The unaudited condensed pro forma combined financial statements give effect to the acquisition described in Item 2 (the "Acquisition") under the purchase method of accounting. The condensed pro forma combined balance sheet assumes the acquisition took place on September 30, 1996 and combines the registrant's unaudited balance sheet with PDR's unaudited balance sheet at that date. The condensed pro forma combined statements of operations assume that the acquisition took place as of the beginning of the periods presented and combine the registrant's statement of operations for the year ended December 31, 1995 and the registrant's unaudited statement of operations for the nine months ended September 30, 1996 with the statement of operations of PDR for the year ended December 31, 1995 and the unaudited statement of operations of PDR for the nine months ended September 30, 1996.

The condensed pro forma information is presented for illustrative purposes only and is not necessarily indicative of operating results or financial position that would have occurred if the acquisition had been consummated as of the dates indicated, nor is it necessarily indicative of future operating results or financial position.

The condensed pro forma combined financial statements should be read in conjunction with the historical financial statements and the related notes of DG Systems, which were previously reported in the Registration Statement on Form S-1 and the Quarterly Report on Form 10-Q for the nine months ended September 30, 1996, and the December 31, 1995 financial statements and related notes of PDR (see Item 7 (a)).

            DIGITAL GENERATION SYSTEMS INC. AND PDR PRODUCTIONS INC.
                   CONDENSED PRO FORMA COMBINED BALANCE SHEETS

                               SEPTEMBER 30, 1996

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                       HISTORICAL         PRO
                                                      HISTORICAL          PDR            FORMA           PRO FORMA
                                                      DG SYSTEMS      PRODUCTIONS     ADJUSTMENTS         COMBINED
                                                       --------        --------        --------           --------
                                                     (Unaudited)      (Unaudited)
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                           $ 16,418        $    54        $(6,899)(a)       $  9,573
   Short-term investments                                12,968             --                            12,968
   Accounts receivable, net                               1,763          1,110                             2,873
   Prepaid expenses and other                               323              9                               332
                                                       --------        -------        -------           --------
          Total current assets                           31,472          1,173         (6,899)            25,746
                                                       --------        -------        -------           --------

PROPERTY AND EQUIPMENT, at cost:                         16,079          2,397         (1,808)(c)         16,668
   Less - Accumulated depreciation
              and amortization                           (6,569)        (1,808)         1,808 (c)         (6,569)
                                                       --------        -------        -------           --------
          Property and equipment, net                     9,510            589              0             10,099
                                                       --------        -------        -------           --------
OTHER ASSETS, net                                           687             31          7,960 (c)          8,678
                                                       --------        -------        -------           --------
                                                       $ 41,669        $ 1,793        $ 1,061           $ 44,523
                                                       ========        =======        =======           ========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                    $    445        $   235        $                 $    680
   Accrued liabilities                                    1,880                                            1,880
   Notes payable                                                                        2,500 (b)          2,500
Current portion of long-term debt                         3,034            112                             3,146
                                                       --------        -------        -------           --------
          Total current liabilities                       5,359            347          2,500              8,206
                                                       --------        -------        -------           --------
LONG-TERM DEBT, net of current portion                    7,246                                            7,246
                                                       --------        -------        -------           --------

DEFERRED INCOME TAXES PAYABLE                                                7                                 7

SHAREHOLDERS' EQUITY:
   Convertible preferred stock, no par value --
      Authorized -- 5,000,000 shares at
      September 30, 1996
      Outstanding -- none outstanding at
      September 30, 1996
   Common stock, no par value --                         55,108              2             (2)(c)         55,108
      Authorized
      -- 30,000,000 shares Outstanding
      -- 11,623,807 shares at
           September 30, 1996
    Receivable from issuance of common stock               (175)                                            (175)
    Accumulated deficit                                 (25,869)         1,437         (1,437)(c)        (25,869)
                                                       --------        --------      --------            -------
          Total shareholders' equity                     29,064          1,439         (1,439)            29,064
                                                       --------        --------      --------            -------
                                                       $ 41,669        $ 1,793       $  1,061           $ 44,523
                                                       ========        ========      ========           ========


     See accompanying notes to the pro forma condensed financial statements.

            DIGITAL GENERATION SYSTEMS INC. AND PDR PRODUCTIONS INC.

              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                HISTORICAL    HISTORICAL
                                                                    DG           PDR        PRO FORMA    PRO FORMA
                                                                 SYSTEMS     PRODUCTIONS   ADJUSTMENTS    COMBINED
                                                                ---------     ---------    ----------    ------------
                                                               (Unaudited)   (Unaudited)

REVENUES                                                        $ 6,518      $ 5,416       $             $11,934
                                                                -------      -------      -------       -------
COSTS AND EXPENSES:
     Delivery and material costs                                  2,021        1,339                       3,360
     Customer operations                                          2,772        2,655                       5,427
     Sales and marketing                                          2,858          385                       3,243
     Research and development                                     1,527           --                       1,527
     General and administrative                                   1,187          928                       2,115
     Depreciation and amortization                                2,955          153           320 (d)     3,428
                                                                -------     --------        -----        -------
              Total expenses                                     13,320        5,460           320        19,100
                                                                -------     --------        -----        -------
INCOME/(LOSS) FROM OPERATIONS                                    (6,802)         (44)         (320)       (7,166)
                                                                -------     --------        ------       -------
OTHER INCOME (EXPENSE):
     Interest income                                              1,096                       (336)(e)       760
     Interest expense                                            (1,166)                                  (1,166)
                                                                -------     --------       -------       -------
NET INCOME (LOSS)                                               $(6,872)    $    (44)      $  (656)      $(7,572)
                                                                -------     --------       --------       ------

PRO FORMA NET LOSS PER SHARE                                    $ (0.59)    $(243.07)                    $ (0.65)
                                                                =======     ========                      ======

PRO FORMA WEIGHTED AVERAGE
COMMON AND COMMON                                                11,577          180          (180)(c)    11,577
EQUIVALENT SHARES                                               =======     ========     ==========       ======



See accompanying notes to the pro forma condensed financial statements.

            DIGITAL GENERATION SYSTEMS INC. AND PDR PRODUCTIONS INC.
              CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                     HISTORICAL    HISTORICAL
                                                        DG            PDR         PRO FORMA      PRO FORMA
                                                       SYSTEMS     PRODUCTIONS    ADJUSTMENTS      COMBINED
                                                     ----------    ----------     ----------     ---------
                                                     (Unaudited)   (Unaudited)
REVENUES                                             $ 5,144        $ 7,864       $              $13,008
                                                     --------       -------       -----          -------

COSTS AND EXPENSES:
     Delivery and material costs                       1,810          2,133                       3,943
     Customer operations                               2,974          3,533                       6,507
     Sales and marketing                               3,406            583                       3,989
     Research and development                          1,590             --                       1,590
     General and administrative                        1,380          1,392                       2,772
     Depreciation and amortization                     2,345            206       426 (d)         2,977
                                                     -------        -------       -----         -------
              Total expenses                          13,505          7,847       426            21,778
                                                     -------        -------       -----         -------
INCOME/(LOSS) FROM OPERATIONS                         (8,361)            17      (426)           (8,770)
                                                     -------        -------       -----         -------
OTHER INCOME (EXPENSE):
     Interest income                                     417                     (324)(e)            93
     Interest expense                                   (836)                    (200)(f)        (1,036)
                                                     -------        -------      -----          -------
NET INCOME (LOSS)                                    $(8,780)       $    17      $(950)         $(9,713)
                                                     =======        =======      =====          =======

PRO FORMA NET LOSS PER SHARE                         $ (0.94)       $ 97.78                     $ (1.04)
                                                     ========       =======                     =======

PRO FORMA WEIGHTED AVERAGE                             9,360            180      (180)(c)         9,360
                                                     =======        =======      =====          =======
COMMON AND COMMON
EQUIVALENT SHARES



    See accompanying notes to the pro forma condensed financial statements.

            DIGITAL GENERATION SYSTEMS INC. AND PDR PRODUCTIONS INC.
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS



(a) Represents cash used on the acquisition date to fund the acquisition payment, which aggregated approximately $6.5 million; and an additional $425,000 for deal costs, primarily legal and other professional fees.

(b) Represents promissory note issued for the PDR purchase. The note is due one year from the closing which occurred on November 8, 1996.

(c) Estimated valuation adjustments of PDR assets resulting from the preliminary allocation of the purchase price and the elimination of stockholder's equity. The aggregate purchase price (including acquisition costs) is estimated to be approximately $9.4 million.

(d) Estimated amortization of the excess of cost over net assets acquired assuming the acquisition had taken place on the first day of the fiscal year period presented. Excess of cost over net assets acquired is being amortized by the straight-line method over twenty years.

(e) Reduction of interest income due to the use of cash to fund the acquisition.

(f) Interest expense associated with the promissory note ($2.5 million 8% per annum) issued for purchase of PDR. The note is due one year from the closing which occurred on November 8, 1996.

        In the future, PDR will be subject to approximately the same income tax rates as DG Systems.